EXHIBIT  23






                        CONSENT OF INDEPENDENT AUDITORS


Board  of  Directors
Air  Methods  Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-24980, 33-46691, 33-55750, 33-65370, 33-75742, and 333-108599),
Form S-3 (Nos. 33-59690, 33-75744, and 333-111312), and Post-Effective Amendment No. 1 on Form S-3 to Form S-1/A (No. 333-102452) of Air Methods Corporation of our report dated March 8, 2004, relating to the consolidated balance sheets of Air Methods Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of Air Methods Corporation.




                                    KPMG LLP


Denver, Colorado
March 26, 2004


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